Exhibit 99.1
For Immediate Release
Date: July 29, 2009

Contacts:	J. Williar Dunlaevy Chairman & Chief Executive Officer	Paul H. Bruce Chief Financial Officer

Phone:	413-445-3500	413-445-3513
Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended June 30, 2009
PITTSFIELD, MASSACHUSETTS (July 29, 2009): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported a net loss of $1.5 million, or $0.19 per diluted share for the quarter ended June 30, 2009, as compared to net income of $914,000 in the second quarter of 2008. Year to date, the Company has incurred a net loss of $2.3 million, or $0.29 per diluted share, as compared to net income of $1.3 million for the same period in 2008. The decrease in both periods was primarily the result of an increase in the loss taken on investments deemed to be other-than-temporarily impaired (OTTI), an increase in the provision expense for loan losses, and an increase in the deposit insurance premium paid to the Federal Deposit Insurance Corporation (FDIC). The total shares outstanding resulted in a book value per share and tangible book value per share of $14.09 and $12.64, respectively, at June 30, 2009.
J. Williar Dunlaevy, Chief Executive Officer, commented “Obviously we are disappointed to be reporting an earnings loss for the second quarter of 2009. The special assessment from the FDIC of $425,000, on top of the already steep increase in the FDIC regular insurance premiums, is a major item for us, as it is for all banks. Our loan loss reserve provision for the quarter was $1.5 million. The major portion of that is attributable to a large construction loan which we identified as troubled in the first quarter of 2008. Our management team is working diligently to pursue a satisfactory resolution of this credit.
“Charges for investments deemed other-than-temporarily impaired totaled $1.4 million for the second quarter of 2009, of which $1.1 million is related to four limited partnership investments and the current carrying values for those investments. As with other types of investments, we anticipate a more satisfactory outcome, but feel that the current depreciation falls within the definition of OTTI. As always, we have tried hard to be realistic with respect to provisions and financial estimates.
“Legacy continues to be a very well capitalized institution with capital of $123 million or 13% of assets. While it is disappointing to report a quarterly loss, the amount represents 1.2% of capital. While the deterioration in the financial markets has resulted in OTTI charges, we are encouraged by more recent favorable economic data. In fact, during the quarter we had appreciation in some of the securities that we had previously recognized as impaired. Increased loan losses are standard for banks in economic recessions. We are very confident that our team is managing the loan process well and that both our financial and intellectual capital will see us comfortably through the storm.”

The Company’s total assets increased $5.3 million, or 0.6%, from $944.7 million at December 31, 2008 to $950.0 million at June 30, 2009. Within the overall asset balances, the gross loan portfolio, excluding loans held for sale, decreased by $21.2 million, or 3.4% in the first half of 2009. While the overall loan balance decreased, commercial real estate and other commercial loans increased by $13.0 million, or 4.6%, to $293.6 million. This increase was offset by a decrease in residential mortgage loans of $39.4 million, or 11.4%, as the majority of the residential mortgage activity was in the 30-year fixed rate category, a product which the Bank currently sells in the secondary market with servicing retained. Available for sale securities increased by $28.8 million or 21.7%, while cash and cash equivalents increased $981,000, or 2.9% at June 30, 2009 as compared to the end of 2008.
Deposits have increased by $28.1 million, or 4.6%, to $636.2 million from a balance of $608.1 million at December 31, 2008. In March of 2009, the Bank closed on the acquisition of a single, full-service branch office located in Haydenville, Massachusetts, which resulted in the assumption of approximately $9.8 million of deposit liabilities. Deposits increased primarily in money market accounts and certificates of deposit (CDs) which increased $11.4 million, or 18.9% and $10.7 million or 4.0%, respectively. Other, smaller increases in relationship and regular savings were partially offset by a decrease in demand accounts. Advances from the Federal Home Loan Bank of Boston (FHLBB) have decreased by $21.5 million, or 10.9%, at June 30, 2009 as compared to the end of 2008 as the increase in overall deposits allowed the Bank to pay off high rate FHLBB borrowings as they matured during the first two quarters.
Overall stockholders’ equity has decreased by $756,000, or 0.6%, in the first half of 2009. The decrease in equity due to the net loss of $2.3 million for the six months ended June 30, 2009 and the declaration of a dividend of $0.05 per share during each of the first two quarters of 2009 was partially offset by the amortization of unearned compensation and a decrease in the unrealized loss on available-for-sale investment securities. Additionally, during the second quarter of 2009 the Company repurchased 22,200 shares of common stock as part of the Stock Repurchase Plan announced in March 2009.
Overall nonperforming loans were $14.9 million at June 30, 2009, an increase of $7.4 million as compared to year end, with $3.3 million of this increase being in residential mortgages and $3.8 million in commercial real estate loans. Nonperforming loans as a ratio to total assets was 1.57% at June 30, 2009 as compared to 0.80% at December 31, 2008. Legacy is, and always has been, diligent in evaluating its loan portfolio, especially given the current volatility in the credit markets. The provision for loan losses was $1.5 million in the second quarter of 2009, an increase of $1.2 million as compared to the second quarter of 2008. Through June 30, 2009 the provision expense was $2.2 million which represents an increase of $1.7 million as compared to the first half of 2008. This increase in both periods was a reflection of both the difference in the amount of and mix of loan growth for the period, a continuous review and analysis of current market and economic conditions by management, as well as higher reserves established against certain loans in 2009. The allowance for loan losses to total loans was 1.30% at June 30, 2009, as compared to 0.95% at December 31, 2008 and 0.85% at June 30, 2008.

The Company’s net interest income decreased by $67,000, or 1.0%, in the second quarter, but increased by $551,000, or 4.1% year to date as compared to the same periods in 2008. The net interest margin (NIM) was 3.12% for the three months ended June 30, 2009, a decrease of 18 basis points from the second quarter of 2008, and a decrease of 6 basis points from the first quarter of 2009 as interest rate changes and the increase in non-performing assets have each contributed to margin compression. For the first six months of 2009 the NIM was 3.15%, the same as it was for the first six months of 2008.
Non-interest income for the second quarter totaled $198,000, a decrease of $1.2 million from the same period of 2008. Year to date, non-interest income totaled a net charge of $94,000, as compared to income of $2.6 million for the first half of 2008. The primary cause of the decrease in both periods was an increase in the amount of writedowns taken on investments deemed to be OTTI. The Bank incurred $1.4 million of OTTI charges in the second quarter, and $3.0 million year to date, on certain bonds, equity securities and limited partnership investments as compared to OTTI charges of $344,000 and $590,000 in the same periods in 2008. The Bank also had decreases in customer service fees, portfolio management fees and net gains on the sale of securities, partially offset by an increase on the gain on sale of loans.
Operating expenses increased by $904,000, or 13.4%, for the second quarter of 2009 as compared to the same period of 2008 and by $1.3 million, or 9.8%, year to date. New full-service denovo branches opened in July 2008 in Albany, New York and in January 2009 in Latham, New York, as well as the Haydenville branch office acquired in the first quarter of 2009 contributed to increases in occupancy and equipment, data processing, advertising and other general and administrative expenses. Additionally, changes in the deposit insurance assessment formula by the FDIC resulted in an expense of $240,000 in the second quarter and $472,000 in the first half of 2009 as compared to an expense of $26,000 and $43,000, respectively in the same periods of 2008. The FDIC also implemented a special assessment during the second quarter of 2009 which resulted in an additional expense of $425,000. As a result of the increase in operating expenses, the Company’s core efficiency ratio (reported efficiency ratio net of the effect of non-core adjustments) for the quarter has increased to 83.1% from 78.7% in the second quarter of 2008. Year to date, the core efficiency ratio has increased to 83.4% in 2009 from 81.7% in the first six months of 2008.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Paul H. Bruce, Chief Financial Officer, will host a conference call at 3:00 p.m. (Eastern Time) on Thursday July 30, 2009. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning July 30, 2009 at 6:00 p.m. (Eastern Time) through August 6, 2009 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #327465 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Cash and due from banks	$11,412	$13,245
Short-term investments	23,164	20,350

Cash and cash equivalents	34,576	33,595

Securities — Available for sale	161,114	132,357
Securities — Held to maturity	97	97
Restricted equity securities and other investments — at cost	19,319	20,185
Loans held for sale	122	—
Loans, net of allowance for loan losses of $8,813 in 2009 and $6,642 in 2008	671,821	695,264
Premises and equipment, net	20,002	19,770
Accrued interest receivable	3,561	3,633
Goodwill, net	9,730	9,687
Net deferred tax asset	9,469	10,023
Bank-owned life insurance	15,882	15,551
Other assets	4,278	4,495

	$949,971	$944,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$70,151	$66,545
Interest-bearing	566,026	541,543

Total deposits	636,177	608,088
Securities sold under agreements to repurchase	6,483	5,238
Federal Home Loan Bank advances	176,395	197,898
Mortgagors’ escrow accounts	932	1,015
Accrued expenses and other liabilities	6,598	8,276

Total liabilities	826,585	820,515

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at June 30, 2009 and December 31, 2008; 8,759,712 outstanding at June 30, 2009 and 8,781,912 outstanding at December 31, 2008)	103	103
Additional paid-in-capital	102,620	102,475
Unearned Compensation — ESOP	(7,689)	(8,055)
Unearned Compensation — Equity Incentive Plan	(2,307)	(2,727)
Retained earnings	55,445	58,534
Accumulated other comprehensive income (loss)	(3,084)	(4,722)
Treasury stock, at cost (1,548,888 shares at June 30, 2009 and 1,526,688 shares at December 31, 2008)	(21,702)	(21,466)

Total stockholders’ equity	123,386	124,142

	$949,971	$944,657

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Interest and dividend income:
Loans	$9,803	$10,379	$19,835	$20,904
Securities:
Taxable	1,613	1,911	3,359	3,856
Tax-Exempt	168	126	322	242
Short-term investments	3	50	7	214

Total interest and dividend income	11,587	12,466	23,523	25,216

Interest expense:
Deposits	2,798	3,545	5,804	8,061
Federal Home Loan Bank advances	1,859	1,921	3,813	3,788
Other borrowed funds	18	21	36	48

Total interest expense	4,675	5,487	9,653	11,897

Net interest income	6,912	6,979	13,870	13,319
Provision for loan losses	1,506	346	2,234	571

Net interest income after provision for loan losses	5,406	6,633	11,636	12,748

Non-interest income:
Customer service fees	725	863	1,404	1,609
Portfolio management fees	269	304	490	582
Income from bank owned life insurance	156	109	329	243
Insurance, annuities and mutual fund fees	37	49	59	114
Gain on sales of securities, net	60	385	42	472
Loss on impairment of securities and other investments	(1,430)	(344)	(3,011)	(590)
Gain on sales of loans, net	370	52	570	117
Miscellaneous	11	10	23	33

Total non-interest income	198	1,428	(94)	2,580

Non-interest expenses:
Salaries and employee benefits	3,451	3,620	6,896	7,195
Occupancy and equipment	1,021	931	2,070	1,843
Data processing	671	647	1,334	1,283
Professional fees	232	184	477	351
Advertising	379	304	705	559
FDIC Deposit Insurance	665	26	897	43
Other general and administrative	1,231	1,034	2,348	2,136

Total non-interest expenses	7,650	6,746	14,727	13,410

Income (loss) before income taxes	(2,046)	1,315	(3,185)	1,918
Provision (benefit) for income taxes	(553)	401	(900)	587

Net income (loss)	$(1,493)	$914	$(2,285)	$1,331

Earnings (loss) per share
Basic	$(0.19)	$0.11	$(0.29)	$0.16
Diluted	$(0.19)	$0.11	$(0.29)	$0.16

Weighted average shares outstanding
Basic	7,979,133	8,095,109	7,978,768	8,187,925
Diluted	7,979,133	8,129,991	7,978,768	8,219,011

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Financial Highlights:
Net interest income	$6,912	$6,979	$13,870	$13,319
Net income (loss)	(1,493)	914	(2,285)	1,331
Per share data:
Earnings (loss) — basic	(0.19)	0.11	(0.29)	0.16
Earnings (loss) — diluted	(0.19)	0.11	(0.29)	0.16
Dividends declared	0.05	0.05	0.10	0.10
Book value per share — end of period	14.09	14.35	14.09	14.35
Tangible book value per share — end of period	12.64	12.94	12.64	12.94

Ratios and Other Information:
Return (loss) on average assets	(0.62)%	0.40%	(0.48)%	0.29%
Return (loss) on average equity	(4.73)%	2.79%	(3.63)%	2.01%
Net interest rate spread (1)	2.76%	2.82%	2.79%	2.63%
Net interest margin (2)	3.12%	3.30%	3.15%	3.15%
Efficiency ratio (3)	88.1%	78.7%	85.9%	81.7%
Average interest-earning assets to average interest-bearing liabilities	116.51%	118.16%	116.48%	118.42%

At period end:
Stockholders’ equity	$123,386	$128,312
Total assets	949,971	925,107
Equity to total assets	13.0%	13.9%
Non-performing assets to total assets	1.57%	0.70%
Non-performing loans to total loans	2.20%	0.94%
Allowance for loan losses to non-performing loans	59.00%	91.13%
Allowance for loan losses to total loans	1.30%	0.85%
Number of full service offices	19	16

(1)	The net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding net gains or losses on the sale or impairment of securities).

Analysis of Net Interest Margin — Second Quarter :

	Three Months Ended June 30, 2009			Three Months Ended June 30, 2008
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$685,660	$9,803	5.72%	$670,887	$10,379	6.19%
Investment securities	183,022	1,781	3.89%	164,048	2,037	4.97%
Short-term investments	18,488	3	0.06%	10,971	50	1.82%

Total interest-earning assets	887,170	11,587	5.22%	845,906	12,466	5.89%
Non-interest-earning assets	73,370			66,881

Total assets	$960,540			$912,787

Interest-bearing liabilities:
Savings deposits	$51,768	44	0.34%	$49,221	47	0.38%
Relationship Savings	120,731	380	1.26%	125,789	600	1.91%
Money market	72,699	186	1.02%	57,159	314	2.20%
NOW accounts	44,548	45	0.40%	42,362	53	0.50%
Certificates of deposits	281,784	2,143	3.04%	255,176	2,531	3.97%

Total interest-bearing deposits	571,530	2,798	1.96%	529,707	3,545	2.68%
Borrowed Funds	189,940	1,877	3.95%	186,201	1,942	4.17%

Total interest-bearing liabilities	761,470	4,675	2.46%	715,908	5,487	3.07%
Non-interest-bearing liabilities	72,890			65,847

Total liabilities	834,360			781,755
Equity	126,180			131,032

Total liabilities and equity	$960,540			$912,787

Net interest income		$6,912			$6,979

Net interest rate spread (3)			2.76%			2.82%
Net interest-earning assets (4)	$125,700			$129,998

Net interest margin (5)			3.12%			3.30%
Average interest-earning assets to interest-bearing liabilities			116.51%			118.16%

(1)	Yields and rates for the three months ended June 30, 2009 and 2008 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended June 30, 2009 and 2008.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Analysis of Net Interest Margin — Year To Date:

	Six Months Ended June 30, 2009			Six Months Ended June 30, 2008
	Average Outstanding			Average Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$689,985	$19,835	5.75%	$663,299	$20,904	6.30%
Investment securities	170,726	3,681	4.31%	166,567	4,098	4.92%
Short-term investments	20,295	7	0.07%	15,985	214	2.68%

Total interest-earning assets	881,006	23,523	5.34%	845,851	25,216	5.96%
Non-interest-earning assets	73,524			66,606

Total assets	$954,530			$912,457

Interest-bearing liabilities:
Savings deposits	$50,960	93	0.36%	$50,446	101	0.40%
Relationship Savings	122,164	858	1.40%	121,277	1,411	2.33%
Money market	65,119	385	1.18%	59,347	812	2.74%
NOW accounts	43,024	94	0.44%	41,196	112	0.54%
Certificates of deposits	280,688	4,374	3.12%	264,721	5,625	4.25%

Total interest-bearing deposits	561,955	5,804	2.07%	536,987	8,061	3.00%
Borrowed Funds	194,408	3,849	3.96%	177,287	3,836	4.33%

Total interest-bearing liabilities	756,363	9,653	2.55%	714,274	11,897	3.33%
Non-interest-bearing liabilities	72,367			65,826

Total liabilities	828,730			780,100
Equity	125,800			132,357

Total liabilities and equity	$954,530			$912,457

Net interest income		$13,870			$13,319

Net interest rate spread (3)			2.79%			2.63%
Net interest-earning assets (4)	$124,643			$131,577

Net interest margin (5)			3.15%			3.15%
Average interest-earning assets to interest-bearing liabilities			116.48%			118.42%

(1)	Yields and rates for the six months ended June 30, 2009 and 2008 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the six months ended June 30, 2009 and 2008.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Portfolio Composition:

	At June 30, 2009		At December 31, 2008
	Amount	Percent	Amount	Percent
		(Dollars in Thousands)
Mortgage loans on real estate:
Residential	$304,848	44.88%	$344,235	49.15%
Commercial	256,811	37.81	246,374	35.18
Home equity	68,707	10.12	63,138	9.01

	630,366	92.81	653,747	93.34

Other loans:
Commercial	36,801	5.42	34,242	4.89
Consumer and other	12,039	1.77	12,386	1.77

	48,840	7.19	46,628	6.66

Total loans	679,206	100.00%	700,375	100.00%

Other Items:
Net deferred loan costs	1,428		1,531
Allowance for loan losses	(8,813)		(6,642)

Total Loans, net	$671,821		$695,264

Nonperforming Loans:

	At June 30,	At December 31,
	2009	2008
	(Dollars in Thousands)
Non-accrual loans:
Residential mortgage	$4,489	$1,190
Commercial mortgage	9,548	5,777
Commercial	693	410
Home equity, consumer and other	208	172

Total non-accrual loans	14,938	7,549

Loans greater than 90 days delinquent and still accruing:
Residential mortgage	—	—
Commercial mortgage	—	—
Commercial	—	—
Home equity, consumer and other	—	—

Total loans 90 days delinquent and still accruing	—	—

Total non-performing loans	$14,938	$7,549

Troubled debt restructurings	$—	$—

Ratios:
Non-performing loans to total loans	2.20%	1.08%
Non-performing assets to total assets	1.57%	0.80%

Securities and Other Investment Portfolio Composition:

	At June 30, 2009		At December 31, 2008
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value
	(Dollars in Thousands)
Securities available for sale:
Government-sponsored enterprises (GSE)	$64,504	$64,799	$36,459	$36,832
Municipal bonds	16,652	16,566	15,876	15,632
Corporate bonds and other obligations	1,427	1,477	363	363
GSE mortgage-backed securities	57,418	58,057	51,679	52,490
Private issue mortgage-backed securities	20,671	14,992	28,588	21,496

Total debt securities	160,672	155,891	132,965	126,813

Common stock	4,739	5,223	6,314	5,544

Total securities available for sale	165,411	161,114	139,279	132,357

Securities held to maturity:

Other bonds and obligations	97	97	97	97

Restricted equity securities and other investments:

Federal Home Loan Bank of Boston stock	10,932	10,932	10,932	10,932
Savings Bank Life Insurance	1,709	1,709	1,709	1,709
Real estate partnerships	6,497	6,497	7,360	7,360
Other investments	181	181	184	184

Total restricted equity securities and other investments	19,319	19,319	20,185	20,185

Total securities	$184,827	$180,530	$159,561	$152,639

Deposit Accounts Composition:

	At June 30, 2009		At December 31, 2008
	Balance	Percent	Balance	Percent
	(Dollars in Thousands)
Deposit type:
Demand	$70,151	11.03%	$66,545	10.94%
Regular savings	49,477	7.78	46,946	7.72
Relationship savings	119,970	18.86	121,376	19.96
Money market deposits	71,582	11.25	60,174	9.89
NOW deposits	44,426	6.98	43,206	7.11

Total transaction accounts	355,606	55.90	338,247	55.62

Term certificates less than $100,000	172,251	27.08	162,739	26.76
Term certificates $100,000 or more	108,320	17.02	107,102	17.62

Total certificate accounts	280,571	44.10	269,841	44.38

Total deposits	$636,177	100.00%	$608,088	100.00%

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Income (loss) (GAAP)	$(1,493)	$914	$(2,285)	$1,331
Less: (Gain) loss on sale or impairment of securities, net	1,370	(41)	2,969	118
Add: FDIC deposit insurance special assessment	425	—	425	—
Adjustment: Income taxes related to non-recurring adjustments noted above	(485)	12	(959)	(36)

Net Income (Core)	$(183)	$885	$150	$1,413

Efficiency Ratio (As Reported)	88.1%	78.7%	85.9%	81.7%
Effect of gain or loss on sale or impairment of securities, net	—	—	—	—
Effect of FDIC deposit insurance special assessment	(5.0)		(2.5)

Efficiency Ratio (Core)	83.1%	78.7%	83.4%	81.7%